Exhibit 99.1

COMBIMATRIX ANNOUNCES 1-FOR-15 REVERSE SPLIT OF COMMON STOCK

Stockholders Approve Reverse Split

IRVINE, Calif. (January 27, 2016) CombiMatrix Corporation (NASDAQ: CBMX), a molecular diagnostics company specializing in DNA-based testing services for prenatal, miscarriage analysis and postnatal developmental disorders and pre-implantation genetic screening (PGS) services, today announced stockholder approval of a reverse split of CombiMatrix Common Stock at a special meeting of stockholders.

With stockholder approval, the CombiMatrix Board of Directors has authorized a 1-for-15 reverse stock split of the Company’s Common Stock. The Company expects that the reverse stock split will become effective as of 5:00 p.m. Pacific time on January 29, 2016 and expects that the reverse stock split will be effective for trading purposes upon the commencement of trading on February 1, 2016, at which point the Company’s Common Stock will begin trading on a split adjusted basis on The Nasdaq Capital Market. The Company also expects that its shares will continue to trade under the symbol “CBMX” with a “D” included as a suffix to the symbol for 20 trading days to signify that the reverse split has occurred.

No fractional shares of Common Stock will be issued in connection with the reverse stock split. A holder of the old Common Stock who would have otherwise been entitled to a fractional share of the new Common Stock will be entitled to receive a cash payment for the fractional share interest. Proportional adjustments will be made to the Company’s 2006 Stock Incentive Plan reserve and to the Company’s outstanding stock options, restricted stock unit awards, Series E Preferred Stock, and warrants as well. Any fractional shares issuable pursuant to stock options or restricted stock unit awards will be rounded down to the nearest whole share and any fractional shares issuable pursuant to warrants and Series E Preferred Stock will be rounded up to the nearest whole share. After the effectiveness of the reverse stock split, stockholders will receive information from Computershare, the Company’s transfer agent, regarding the process for exchanging their shares of Common Stock.

The CombiMatrix Board of Directors implemented the reverse stock split with the objective of regaining compliance with the minimum bid price listing maintenance requirements of The Nasdaq Capital Market. The reverse split also will have the effect of increasing the number of shares of Common Stock available for issuance by the Company.

About CombiMatrix Corporation

CombiMatrix Corporation provides valuable molecular diagnostic solutions and comprehensive clinical support to foster the highest quality in patient care. CombiMatrix specializes in pre-implantation genetic screening, miscarriage analysis, prenatal and pediatric diagnostics, offering DNA-based testing for the detection of genetic abnormalities beyond what can be identified through traditional methodologies. CombiMatrix performs genetic testing utilizing a variety of advanced cytogenomic techniques, including chromosomal microarray analysis, standardized and customized fluorescence in situ hybridization (FISH) and high-resolution karyotyping. CombiMatrix is dedicated to providing high-level clinical support for healthcare professionals in order to help them incorporate the results of complex genetic testing into patient-centered medical decision making. Additional information about CombiMatrix is available at www.combimatrix.com or by calling (800) 710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations, speak only as of the date hereof and are subject to change. All statements, other than statements of historical fact included in this press release, are forward-looking statements. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding the expected timing of the reverse stock split, projected results of operations and management’s future business, operational and strategic plans, recruiting efforts and test menu expansion. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to: the timely implementation of the reverse stock split by the Nasdaq Stock Market and DTC; our ability to successfully expand the base of our customers, add to the menu of our diagnostic tests, develop and introduce new tests and related reports, expand and improve our current suite of services, optimize the reimbursements received for our microarray testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, steadily increase the size of our customer rosters in all of our genetic testing markets; our ability to attract and retain a qualified sales force in wider geographies; our ability to ramp production from our sales; rapid technological change in our markets; changes in demand for our future services; legislative, regulatory and competitive developments; general economic conditions; and various other factors. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Investor Contact:

Mark McDonough	LHA
President & CEO, CombiMatrix Corporation	Jody Cain
(949) 753-0624	(310) 691-7100
jcain@lhai.com